Exhibit 10.23
EXECUTIVE SEVERANCE AGREEMENT
     THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”), dated as of the 16th day of March, 2009 (the “Effective Date”), is entered into by and between ENCORE SOFTWARE, INC., a Minnesota corporation, (the “Company”), and CALVIN MORRELL, an individual residing in the State of California (the “Executive”).
     WHEREAS, Executive holds the key position of President of the Company, a wholly owned subsidiary of Navarre Corporation (the “Parent”), and is considered an integral part of Company’s management; and
     WHEREAS, the Company and Parent desire to secure Executive’s continued services and promote the stability of the Company by providing the Executive with appropriate assurances with respect to certain events that result in the Executive’s involuntary termination as described more fully herein.
     NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained in the Agreement, it is hereby agreed by and between the parties as follows:
1.	DEFINITIONS. For purposes of this Agreement the following definitions apply:
a. “Base Salary” means the Executive’s annualized base salary as adjusted from time to time. For clarification, Base Salary does not include expenses reimbursed to Executive in connection with his relocation upon hiring by the Company.
b. “Cause” means a termination of Executive’s employment by the Company or its successor due to any of the following:
(i) Executive’s conviction of, or the entering by Executive of a plea of nolo contendere to, any felony charge or to any non-felony crime involving misrepresentation, fraud or moral turpitude;
(ii) Executive’s gross neglect, willful malfeasance or willful misconduct in connection with his employment hereunder which has had or could have a material adverse effect on the business or reputation of the Company and its subsidiaries, unless Executive reasonably believed in good faith that such act or non-act was in the best interests of the Company;
(iii) A substantial and continual refusal by Executive to perform Executive’s assigned duties, responsibilities or obligations (provided that such duties, responsibilities or obligations are lawful and further provided that the failure to perform is not due to incapacity caused by a disability) that continues for thirty (30) days after receipt by Executive of written notice from the Company identifying the duties, responsibilities or obligations not being performed;
(iv) A violation by Executive of any policy of the Company or its successor that is generally applicable to all employees or all officers of the Company or its successor including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or its successor, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company;
(v) Any fraudulent or dishonest action, or failure to act, with respect to the business or affairs of the Company or its successor or breach of the duty of loyalty toward the Company or its successor, including, without limitation, providing false or misleading information to the Company or its successor;
(vi) Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s (or its successor’s) business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry; or
(vii) Any material breach by Executive of the provisions of Paragraphs 4, 5, or 6 of this Agreement, unless such violation is capable of being cured and is not cured within thirty (30) days after receipt of notice thereof from the Company.
c. “Code” means the Internal Revenue Code of 1986, as amended.
d. “Good Reason” means a termination of Executive’s employment by the Executive for any of the following events, provided that Executive shall have delivered a written notice to the Company or its successor within thirty (30) days of his having actual knowledge of the occurrence of one of such events, stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event shall not have been cured by the Company or its successor within thirty (30) days of the receipt of such notice, and further provided that the termination of Executive’s employment occurs no later than six months (6) months following the initial existence of one of such events:
(i) A material diminution in Executive’s Base Salary from that in effect as of the Effective Date;
(ii) A material diminution in Executive’s duties, responsibilities or authority from that in effect as of the Effective Date; or
(iii) A material change in the geographic location of Executive’s principal place of employment from that in effect as of the Effective Date.
e. “Severance Event” means either: (i) the effective date of the termination of Executive’s employment by the Company for any reason other than for Cause, or (ii) the effective date of the termination of Executive’s employment for Good Reason. A Severance Event shall not include a termination of Executive’s employment as a result of Executive’s death. The term “termination of employment” and other similar terms used in this Agreement shall be construed to have the same meaning as is given to the term “separation from service” in Section 409A of the Code.
2.	TERM OF AGREEMENT. This Agreement shall be effective as of the Effective Date and shall continue through December 31, 2010. As of December 31, 2010, and on each December 31 thereafter, the Agreement shall automatically be extended for one additional year unless, not later than the preceding June 30, either party shall have given notice that such party does not wish to extend the Agreement term.

3.	SEVERANCE PAYMENTS.
a. Upon the occurrence of a Severance Event, and in consideration of and contingent upon the execution and delivery by Executive of a mutually agreeable general release of all claims and expiration of any applicable revocation period in connection therewith, Executive shall be entitled to a severance payment as follows:
(i) Subject to Paragraph 3c below, an amount equal to Executive’s then current Base Salary; and
(ii) In full substitution for Executive’s rights under the Company’s annual incentive bonus plan, a substitute incentive award equal to the average amount of the annual incentive award earned and paid to the Executive with respect to the preceding three (3) fiscal years. Notwithstanding the foregoing, to the extent that Executive has not been employed by the Company for at least three (3) years, such substitute incentive award will be equal to the average amount of the annual incentive award earned and paid to the Executive for the fiscal years that have been completed during the term of his employment.
b. The severance payment shall be made in a lump sum within thirty (30) days after the effective date of the termination of employment.
c. If applicable, the severance amount provided for in Paragraph 3a(i) above will be offset by any income protection benefits payable to Executive during the first twelve months of a qualifying disability under the Company’s group short-term and long-term disability insurance plans.
d. Notwithstanding the foregoing to the contrary, in no event shall the amount due and payable hereunder constitute a “Parachute Payment” within the meaning of the Section 280G(b)(2) of the Code. In the event that any portion of the severance payment would be deemed a Parachute Payment, the amount of the severance payment shall be reduced only to the extent necessary to eliminate any such treatment or characterization.
e. It is the intent of the parties that payments under this Agreement comply with Section 409A of the Code, and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith. If the Executive notifies the Company in writing (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any payment of compensation under this Agreement) would cause the Executive to incur any additional tax or interest under Section 409A of the Code, and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified by the parties to try to comply with Section 409Aof the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection with compliance or noncompliance with Section 409A of the Code.

4.	CONFIDENTIALITY.
a. Executive acknowledges that his position with Company will bring Executive in close contact with many confidential affairs of the Company and the Parent and its subsidiaries, including, but not limited to, information about costs, profits, financial data, markets, trade secrets, sales, products, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. In recognition of the foregoing, Executive covenants and agrees that:
(i) Executive will keep secret all material confidential matters of the Company and Parent which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or Parent, either during or after the termination of his Employment, except with the Company’s or Parent’s written consent and except for such disclosure as is necessary in the performance of Executive’s duties or to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency; and
(ii) Executive will deliver promptly to the Company on termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents (and all copies thereof)containing confidential material relating to the Company, which Executive may then possess or have under his control.
5.	INTELLECTUAL PROPERTY.
a. All right, title, and interest in and to all inventions, patent applications, patents thereon, know-how and trade secret information, and all copyrightable material, copyrights, and copyright applications (collectively, “Intellectual Property”) that Executive conceives or originates, either individually or jointly with others, and which relate to the business of the Company, will be the sole and exclusive property of the Company, and Executive hereby irrevocably assigns and conveys the sole and exclusive right, title and interest therein, free and clear of any liens or other encumbrances. Such Intellectual Property shall include, but not be limited to, Intellectual Property that:
(i) Is based on any confidential or proprietary information of the Company or of any vendor, supplier or customer of the Company;
(ii) Is related to the actual business of or research and development of the Company;
(iii) Was developed with use of materials, employees, supplies or facilities of the Company; or
(iv) Was funded by the Company.
b. Executive agrees to execute promptly any papers and perform promptly any other reasonable acts necessary to assist the Company to perfect all rights, including all Intellectual Property rights, reserved or conveyed thereto hereunder. Executive agrees to render promptly aid and assistance to the Company in any interference or litigation pertaining to such Intellectual Property, and all reasonable expenses therefor incurred by Executive at the request of the Company will be borne by the Company.

c. Executive will promptly disclose to the Company all Intellectual Property conceived or originated pursuant to his employment.
d. Executive warrants that in the event that Executive creates any original materials or uses any proprietary information in rendering services, none of such material shall infringe any copyrights, trade secrets, rights of privacy, or any other rights of others.
e. Executive hereby confirms that he understands and agrees that the provisions of this Agreement requiring assignment of Intellectual Property to the Company do not apply to any Intellectual Property which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). Further, Executive agrees that he will promptly advise the Company in writing of any inventions that he believes meet the criteria in California Labor Code Section 2870.
6.	NONSOLICITATION OF EMPLOYEES. Executive covenants and agrees that during his employment with the Company and for a period of two (2) years thereafter he will not, directly or indirectly, as a principal, officer, director, shareholder, partner, member, employee, consultant, independent contractor, agent or executive or in any other capacity whatsoever, without the prior written consent of the Company or Parent, solicit or attempt to solicit or encourage any person, who is then, or was within the then most recent 6-month period, to the knowledge of Executive, an employee, agent, consultant or representative of the Company or Parent, to become an employee, agent, representative or consultant of or to Executive or any other individual or entity. Notwithstanding the foregoing, the restrictions on solicitation set forth in this Section shall not apply to those persons that are not longer employed by the Company as a result of the unilateral termination of their employment by the Company.
7.	NONSOLICITATION OF CUSTOMERS, SUPPLIERS AND LICENSORS. Executive covenants and agrees that after the termination of his Employment with the Company for any reason, he will not use the Company’s trade secrets or proprietary information to solicit, on behalf of himself or any other individual or entity, business with the Company’s customers, licensees, suppliers or licensors, without the prior written consent of the Company or Parent.
8.	ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Company’s successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Executive.
9.	SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or unenforceable or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

10.	COMPLETE AGREEMENT. This Agreement contains the complete agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement (“Parole Agreements”). The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parole Agreements.
11.	COUNTERPARTS. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.
12.	CHOICE OF FORUM AND LAW. Any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, and each of the parties hereto consents to the exclusive jurisdiction of such courts. The legality, validity, enforceability and interpretation of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
13.	INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of Paragraphs 4, 5, 6 and 7 of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to injunctive relief to enforce the provisions of such Paragraphs.
14.	NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
15.	MODIFICATION. This Agreement may not be altered, modified or amended except by an instrument in writing signed by Executive and the Company.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ENCORE SOFTWARE, INC.		EXECUTIVE

By:	/s/ Cary L. Deacon Cary L. Deacon,	/s/ Calvin Morrell Calvin Morrell
Chief Executive Officer

Exhibit A
California Labor Code Section 2870
2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.